Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2018 SECOND-QUARTER RESULTS

Increases Quarterly Dividend

MONROE, Mich., Nov. 29, 2017—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2018 second quarter ended October 28, 2017.

•                 Consolidated sales increased 4.4% to $393.2 million versus $376.6 million in last year’s second quarter;

•                 Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 1.9%;

•                 Cash flow from operations was $31.7 million;

•                 The company returned $24.5 million to shareholders through dividends and share purchases; and

•                 Earnings per diluted share for the quarter increased 11.9% to $0.47.

Sales for the fiscal 2018 second quarter were $393.2 million, up 4.4% compared with the prior year’s second quarter.  Operating margin was 8.7% in the second quarter of fiscal 2017, down slightly from 9.0% in the second quarter of fiscal 2017.  The company reported net income attributable to La-Z-Boy Incorporated of $22.9 million, or $0.47 per diluted share, which included a $0.03 per share benefit for a discrete tax item, versus $20.8 million, or $0.42 per diluted share, in last year’s second quarter.

Sales in the company’s upholstery segment increased 3.0% to $304.8 million and the operating margin declined to 11.0% from 12.9% in last year’s second quarter.  In the casegoods segment, sales increased 8.4% to $28.1 million and the operating margin increased to 11.8% from 11.0%. Sales in the retail segment increased 8.7% to $116.7 million for the second quarter and the segment’s operating margin increased to 3.3% from 2.8% in the prior-year period.  On the core base of 130 stores included in last year’s second quarter, delivered sales declined 1.3% versus the prior year.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We are pleased with our performance, particularly given the multiple external factors that influenced the quarter, including the hurricanes, northern California wildfires and raw material pricing pressure, and are encouraged by the prospects for our business. The La-Z-Boy Furniture Galleries® store network posted its third consecutive quarterly written same-store sales increase.  This bodes well as we move into the back half of our fiscal year which is a seasonally stronger sales period and where we will be able to maximize our supply chain efficiencies with additional volume.  For the quarter, the hurricanes and fires had a negative effect on our sales of approximately 1%, which equated to about a $0.01 per diluted share reduction in earnings.  With respect to our operating margin, our cost reduction efforts and the timing of our price increases did not enable us to stay ahead of inflationary pressures we experienced for our three core raw material components of steel, poly and lumber.  We have passed these costs through with an across-the-board price increase that will go into effect in December, and expect it to offset the raw material price pressure by the beginning of the calendar year.”

Darrow added, “Our casegoods business continues to post markedly improved performance, driven by an enhanced product line that features on-trend collections at compelling price points.   This, combined with a 95% in-stock position on our best sellers and quick shipping, has enabled us to expand our floor space with many key retailers.  In our retail segment, we opened two new La-Z-Boy Furniture Galleries® stores during the quarter as part of our 4-4-5 store build out strategy, including the network’s 350th store in Rockford, Illinois.  For the quarter, the retail segment’s operating margin improved, resulting from an increase in the average ticket that was driven primarily by increased design services and custom orders.”

Darrow continued, “Our team remains focused on driving organic growth through our independent dealers, the La-Z-Boy Furniture Galleries® store network, and on-line sales.  We continue to make investments in the upholstery segment, with four capital projects underway to bring excellent products and services to market and provide consumers with the quality furniture, excellent shopping experience and the speed-to-market advantage they expect from La-Z-Boy.  With innovation at our core and expected to be a key driving force of our continued growth, earlier this month we launched a comprehensive and integrated North American marketing campaign to support our new duo™ product line.  At the same time, we are excited to be in the midst of launching a multi-faceted e-commerce strategy to capture an additional group of consumers.  With these initiatives, our world-class global supply chain will play a key role in garnering a competitive advantage for us to improve our profitability and continue to provide returns to shareholders.”

FISCAL 2018 PROJECTED* STORE ACTIVITY

	Total FY17	New	Closed	Acquired	Total FY18	Remodel	Relocation
Company-owned	143	7	(3)	1	148	-	-
Dealer-owned	204	6	(3)	(1)	206	7	5
Total	347	13	(6)	-	354	7	5

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $31.7 million in cash from operating activities.  La-Z-Boy ended the quarter with $122.3 million in cash and cash equivalents, $35.3 million in investments to enhance returns on cash, and $2.4 million in restricted cash.  During the quarter, the company had $7.2 million in capital expenditures, paid $5.3 million in dividends, and spent $19.2 million purchasing 0.7 million shares of stock in the open market under its existing authorized share purchase program, leaving 7.6 million shares of purchase availability in the program.

Dividend

Subsequent to quarter end, the board of directors increased the company’s regular quarterly dividend to shareholders by 9% to $0.12 per share.  The dividend will be paid on December 20, 2017, to shareholders of record as of December 11, 2017.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, November 30, 2017, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10437.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment  (including new or increased duties); (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the ability to increase volume through our e-commerce initiatives; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings .  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 147 of the 350 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 350 stand-alone La-Z-Boy Furniture Galleries® stores and 547 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.